EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces Second Quarter 2018 Results

•	Increased quarterly cash distribution by 2.8% sequentially, or 12% compared to the second quarter 2017 distribution, to $0.4088 per unit, the 14th consecutive quarterly increase in distributions

•	Reset the target distribution tiers for the Incentive Distribution Rights (“IDRs”) with the first target distribution threshold increasing to $1.2938 per unit from $0.3163

•	Quarterly distribution coverage ratio of 1.21x
HOUSTON--(BUSINESS WIRE)-- Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership of $12.8 million, or $0.40 per limited partner unit, for the three months ended June 30, 2018, an increase of $2.8 million compared to second quarter 2017 net income attributable to the Partnership of $10.0 million. The increase in net income attributable to the Partnership was primarily due to the Partnership's increased ownership interest in Westlake Chemical OpCo LP ("OpCo") effective as of July 1, 2017 and increased production at OpCo, partially offset by lower margins on OpCo’s third party sales volumes when compared to the prior-year period. Cash flows from operating activities in the second quarter of 2018 were $114.4 million, which is comparable to second quarter 2017 cash flows from operating activities of $113.2 million. For the three months ended June 30, 2018, MLP distributable cash flow was $16.0 million, an increase of $5.0 million compared to second quarter 2017 MLP distributable cash flow of $11.0 million. The increase in MLP distributable cash flow as compared to the prior-year period was primarily due to the Partnership's increased ownership interest in OpCo, increased production and lower maintenance capital expenditures at OpCo, and the elimination of IDR payments to Westlake Chemical Corporation (“Westlake”) that resulted from the July 2018 amendment of the Partnership’s target distribution tiers. The second quarter of 2017 was negatively impacted by the turnaround and 100 million pound expansion of OpCo’s Calvert City facility, which began in March 2017 and was completed in April 2017.
Second quarter 2018 net income attributable to the Partnership of $12.8 million, or $0.40 per limited partner unit, increased by $0.5 million from first quarter 2018 net income attributable to the Partnership of $12.3 million. This increase in income attributable to the Partnership was due to increased OpCo production, partially offset by lower margins on OpCo’s third party sales volumes. Second quarter 2018 cash flows from operating activities of $114.4 million increased by $8.2 million compared to first quarter 2018 cash flows from operating activities of $106.2 million. The increase in cash flows from operating activities was primarily due to increased production and increases in cash flows resulting from changes in working capital. Second quarter 2018 MLP distributable cash flow of $16.0 million increased by $1.5 million compared to first quarter 2018 MLP distributable cash flow of $14.5 million due to higher production and lower maintenance capital expenditures at OpCo, and the elimination of IDR payments to Westlake.
Net income attributable to the Partnership of $25.1 million, or $0.75 per limited partner unit, for the six months ended June 30, 2018 increased by $5.4 million compared to the first six months of 2017 net income attributable to the Partnership of $19.7 million. The increase in net income attributable to the Partnership as compared to the prior-year period was due to the Partnership’s increased ownership interest in OpCo and increased production at OpCo, partially offset by lower margins on OpCo’s third party sales volumes. Cash flows from operating activities in the first six months of 2018 was $220.6 million, a decrease of $41.7 million compared to the first six months of 2017 cash flows from operating activities of $262.3 million. This decrease was due to a reduction in receivables from Westlake to OpCo that occurred in 2017 and lower margins on third party volumes, partially offset by increased production at OpCo and lower turnaround expenditures. For the six months ended June 30, 2018, MLP distributable cash flow of $30.5 million increased by $8.1 million compared to the first six months of 2017 MLP distributable cash flow of $22.4 million. The increase in MLP distributable cash flow as compared to the prior-year period

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was due to the Partnership’s increased ownership in OpCo and higher production and lower maintenance capital expenditures at OpCo, partially offset by lower margins on OpCo’s third party sales volumes.
On September 29, 2017, the Partnership issued and sold 5,175,000 common units representing limited partner interests in the Partnership for $113.9 million. The Partnership used the net proceeds of the public offering and approximately $118.6 million of borrowings under the $600 million senior unsecured revolving credit agreement with a subsidiary of Westlake to acquire an additional 5% interest in OpCo for $229.2 million, effective as of July 1, 2017.
On July 27, 2018, the Board of Directors of Westlake Chemical Partners GP LLC, the general partner of the Partnership, and Westlake, the Partnership’s sponsor and holder of the IDRs, agreed to reset the Partnership’s target distribution tiers pursuant to which the IDRs are calculated with the first target quarterly distribution threshold increasing from $0.3163 to $1.2938 per unit. This reset would allow the Partnership to increase its distribution per unit in line with historical growth rates for over 10 years before the next IDR payment would occur.
On July 31, 2018, the Board of Directors of Westlake Chemical Partners GP LLC announced a quarterly distribution for the second quarter of 2018 of $0.4088 per limited partner unit to be payable on August 24, 2018 to unit holders of record as of August 10, 2018. The second quarter 2018 distribution increased 12% compared to the second quarter 2017 distribution and 2.8% compared to the first quarter 2018 distribution. MLP distributable cash flow provided coverage of 1.21x the declared distributions for the second quarter of 2018.
OpCo's Ethylene Sales Agreement with Westlake is designed to provide for stable and predictable cash flows. The agreement provides that 95% of OpCo's ethylene production is sold to Westlake for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.
"We are pleased with the Partnership's performance for the second quarter of 2018. We are benefiting from the investments made over the past few years to grow our earnings and cash flows, including adding 350 million pounds of ethylene capacity and increasing our ownership interest in OpCo in both 2015 and 2017," said Albert Chao, President and Chief Executive Officer. “The recent resetting of the distribution targets for the IDRs set the conditions for the Partnership to continue to increase distributions to unitholders through all four levers of growth available to us.”
The statements in this release and the related teleconference relating to matters that are not historical facts, such as those with respect to increasing distributions and the timing of the next IDR payment are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions; actions of Westlake Chemical Corporation; actions of third parties; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; difficulty collecting receivables; inability of our customers to take delivery; fires, explosions or other industrial accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC in March 2018.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as MLP distributable cash flow and EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("GAAP"), but believe that certain non-GAAP financial measures, such as MLP distributable cash flow and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP. A reconciliation of MLP distributable cash flow and EBITDA to net income and net cash provided by operating activities can be found in the financial schedules at the end of this release. We define distributable cash flow as net income plus depreciation, amortization and disposition of property, plant and equipment, less contributions from turnaround reserves and maintenance capital expenditures. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake's noncontrolling interest in OpCo and distributions attributable to the incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. Because MLP distributable cash flow and EBITDA may be defined differently by other companies in our industry, our definitions of MLP distributable cash flow and EBITDA may not be comparable to similarly titled measures of other companies.

Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns an 18.3% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.

Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' second quarter 2018 results will be held Thursday, August 2, 2018 at 12:00 PM Eastern Time (11:00 AM Central Time). To access the conference call, dial (855) 765-5686 or (234) 386-2848 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 8897985.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on August 9, 2018. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 8897985.
The conference call will also be available via webcast at: https://edge.media-server.com/m6/p/m93ujtwb and the earnings release can be obtained via the Partnership web page at: http://investors.wlkpartners.com/CorporateProfile.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Chemical Corporation ("Westlake")	$253,673	$240,989	$488,704	$453,919
Net co-product, ethylene and other sales—third parties	48,302	49,124	97,543	113,642
Total net sales	301,975	290,113	586,247	567,561
Cost of sales	204,857	190,542	396,624	370,029
Gross profit	97,118	99,571	189,623	197,532
Selling, general and administrative expenses	7,375	6,886	14,508	14,714
Income from operations	89,743	92,685	175,115	182,818
Other income (expense)
Interest expense—Westlake	(5,547)	(5,942)	(10,413)	(11,402)
Other income, net	583	24	1,074	1,682
Income before income taxes	84,779	86,767	165,776	173,098
Provision for income taxes	303	297	586	600
Net income	84,476	86,470	165,190	172,498
Less: Net income attributable to noncontrolling interests in Westlake Chemical OpCo LP ("OpCo")	71,719	76,495	140,138	152,759
Net income attributable to Westlake Partners	$12,757	$9,975	$25,052	$19,739

Net income per limited partners unit attributable to Westlake Partners (basic and diluted)
Common units	$0.40	$0.36	$0.75	$0.71
Subordinated units	$—	$0.36	$—	$0.71

Distributions declared per unit	$0.4088	$0.3650	$0.8063	$0.7199

MLP distributable cash flow	$15,966	$10,967	$30,476	$22,414

Distributions declared
Limited partner units—public	$7,406	$4,722	$14,607	$9,314
Limited partner units—Westlake	5,773	5,155	11,386	10,167
Incentive distribution rights	—	323	733	554
Total distributions declared	$13,179	$10,200	$26,726	$20,035
EBITDA	$117,912	$120,008	$231,473	$241,949

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2018	December 31, 2017

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$28,483	$27,008
Receivable under the Investment Management Agreement—Westlake Chemical Corporation ("Westlake")	143,741	136,510
Accounts receivable, net—Westlake	47,970	43,884
Accounts receivable, net—third parties	16,380	18,083
Inventories	6,128	5,590
Prepaid expenses and other current assets	54	314
Total current assets	242,756	231,389
Property, plant and equipment, net	1,173,330	1,196,245
Other assets, net	76,089	87,642
Total assets	$1,492,175	$1,515,276

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$47,615	$40,240
Long-term debt payable to Westlake	477,608	473,960
Other liabilities	2,485	2,327
Total liabilities	527,708	516,527
Common unitholders—public	410,754	411,228
Common unitholder—Westlake	49,848	50,265
General partner—Westlake	(242,572)	(241,958)
Accumulated other comprehensive income	122	279
Total Westlake Partners partners' capital	218,152	219,814
Noncontrolling interest in OpCo	746,315	778,935
Total equity	964,467	998,749
Total liabilities and equity	$1,492,175	$1,515,276

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WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2018	2017

	(In thousands of dollars)
Cash flows from operating activities
Net income	$165,190	$172,498
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55,284	57,449
Other balance sheet changes	97	32,339
Net cash provided by operating activities	220,571	262,286
Cash flows from investing activities
Additions to property, plant and equipment	(16,620)	(43,996)
Maturities of investments with Westlake under the Investment Management Agreement	178,000	—
Investments with Westlake under the Investment Management Agreement	(185,000)	—
Other	251	1,799
Net cash used for investing activities	(23,369)	(42,197)
Cash flows from financing activities
Proceeds from debt payable to Westlake	3,648	20,384
Repayment of debt payable to Westlake	—	(26,733)
Quarterly distributions to noncontrolling interest retained in OpCo by Westlake	(172,758)	(178,388)
Quarterly distributions to unitholders	(26,617)	(19,313)
Net cash used for financing activities	(195,727)	(204,050)
Net increase in cash and cash equivalents	1,475	16,039
Cash and cash equivalents at beginning of period	27,008	88,900
Cash and cash equivalents at end of period	$28,483	$104,939

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2018	2017	2018	2017
	(In thousands of dollars)

Net cash provided by operating activities	$106,222	$114,349	$113,208	$220,571	$262,286
Changes in operating assets and liabilities and other	(25,508)	(29,873)	(26,738)	(55,381)	(89,788)
Net Income	$80,714	$84,476	$86,470	$165,190	$172,498
Add:
Depreciation, amortization and disposition of property, plant and equipment	28,265	27,586	27,299	55,851	57,449
Less:
Contribution to turnaround reserves	(4,148)	(4,204)	(7,624)	(8,352)	(14,863)
Maintenance capital expenditures	(7,979)	(5,825)	(9,764)	(13,804)	(18,254)
Incentive distribution rights	(733)	—	(323)	(733)	(554)
Distributable cash flow attributable to noncontrolling interest in OpCo	(81,609)	(86,067)	(85,091)	(167,676)	(173,862)
MLP distributable cash flow	$14,510	$15,966	$10,967	$30,476	$22,414

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
RECONCILIATION OF EBITDA TO NET INCOME AND NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2018	2017	2018	2017
	(In thousands of dollars)

Net cash provided by operating activities	$106,222	$114,349	$113,208	$220,571	$262,286
Changes in operating assets and liabilities and other	(25,508)	(29,873)	(26,738)	(55,381)	(89,788)
Net Income	$80,714	$84,476	$86,470	$165,190	$172,498
Add:
Depreciation and amortization	27,698	27,586	27,299	55,284	57,449
Interest expense	4,866	5,547	5,942	10,413	11,402
Provision for income taxes	283	303	297	586	600
EBITDA	$113,561	$117,912	$120,008	$231,473	$241,949